CONAGRA FOODS ESTABLISHES $1 BILLION SHARE REPURCHASE PROGRAM

OMAHA, Neb., Dec. 4, 2003 -- ConAgra Foods, Inc. (NYSE: CAG), home of many of America's favorite food brands, announced today that its board of directors has authorized the repurchase of up to $1 billion worth of the company's common stock in the open market and in privately negotiated transactions. $1 billion equates to approximately 40 million shares; 40 million shares represents close to 7% of the company's existing common stock.

"In the last few years, we have reshaped the company through strategic acquisitions and divestitures and created one of America's leading packaged foods companies. The company's business mix is vastly different today than it was just a few years ago. Our margins are improved, the amount of debt we incurred for recent acquisitions has been repaid, and our cash position is strong. Our repurchase program underscores our confidence in ConAgra Foods' future and our commitment to strong capital policy," said Bruce Rohde, chairman and chief executive officer of ConAgra Foods.

"We are confident that our packaged food portfolio will show solid performance in sales, profits and free cash flow. Our objective is to appropriately balance the cash returned to shareholders through dividends and share repurchases with the cash reinvested in the business for profitable future growth. This share repurchase program reflects prudent deployment of capital right now as well as our commitment to creating long-term value for shareholders."

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The company  expects to start  repurchasing  shares after Dec. 18, 2003, and the exact quantity of shares repurchased and dates of those purchases will depend on market conditions.

Additional details regarding this release are posted in a question-and-answer document located on the company's Web site, www.conagrafoods.com, in the section for investors.

ConAgra Foods, Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Brown 'N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Decker, Eckrich, Egg Beaters, Fleischmann's, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Lightlife, Louis Kemp, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf, and many others. For more information, please visit us at www.conagrafoods.com.

Note on Forward-Looking Statements:

This news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. The company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.